Exhibit 3.10

TRANSPERFECT

TRANSLATIONS

City of New York, State of New York, County of New York
ALBANY
AMSTERDAM
ATLANTA	I, Anna Phillips, hereby certify that the following is, to the best of my knowledge and belief, a true and accurate translation of “Articles of Incorporation” from Japanese into English.
AUSTIN
BOSTON
BRUSSELS
CHARLOTTE	/s/ Anna Phillips
CHICAGO	Anna Phillips
DALLAS
DENVER	Sworn to before me on this
FRANKFURT
GENEVA	28th day of December 2006
HONG KONG
HOUSTON	/s/ Brenda Gonzales
IRVINE	Signature, Notary Public
LONDON
LOS ANGELES	[SEAL]
MIAMI	Stamp, Notary Public
MINNEAPOLIS
MONTREAL
MUNICH
NEWYORK
PARIS
PHILADELPHIA
RESEARCH
TRIANGLE PARK
SAN DIEGO
SAN FRANCISCO
SAN JOSE
SEATTLE
SINGAPORE
STOCKHOLM
TOKYO
TORONTO
WASHINGTON, DC

THREE PARK AVENUE, 39TH FLOOR, NEW YORK, NY 10016 T 212.689.5555 F 212.689.1059 WWW.TRANSPERFECT.COM

[TRANSLATION]

SENSATA TECHNOLOGIES JAPAN LIMITED

ARTICLES OF INCORPORATION

May 25, 2000	Articles of Incorporation certified
December 22, 2000	Article 1 modified
December 31, 2001	Article 6, Article 7, and Article 19, Paragraph 3 modified
December 31, 2003	Modified
May 27, 2004	Modified
September 29, 2004	Article 13 modified
March 10, 2006	Article 1, Article 2, Article 3, Article 11, Article 15, Article 32, Article 33, and Article 34 modified
April 3, 2006	Article 1 modified
April 17, 2006	Articles 6, 7, 9, 10, 11, 12, and 35 modified

SENSATA TECHNOLOGIES JAPAN LIMITED

ARTICLE 1 GENERAL PROVISIONS

(Business name)

Article 1	The Company shall be called Sensata Technologies Japan Limited, and in English it shall be represented as Sensata Technologies Japan Limited.

(Purpose)

Article 2	The Company shall have the purpose of running the following businesses.

1.	The manufacture, processing, distribution, leasing, and importation and exportation of electronic sensors (pressure, location, rate, rotation, load, gas concentration, distance, image, and other detection sensors), semiconductor inspection parts, mounting connectors, IC sockets, electric and electronic control and protection products (including switches, consumer product control devices, motor protection devices and starting relays, solid state protection devices, programmable logic control devices and other types of electric and electronic and protection devices)

2.	The manufacture, processing, distribution, leasing, and importation and exportation of materials (including bulk materials such as sections and thin films, etc., or processed units and complex materials), parts, semi-assembled products, assembled products, production and inspection equipment (including automated devices and inspection devices, headers, housings and machinery), bimetals, temperature detection devices, terminals and operative devices, and clad metals (connection metals)

3.	The manufacture, processing, distribution, leasing, and importation and exportation of machinery, tools, operations, processes, layouts, and combinations of these that are useful in relation to the research, development and manufacture of the products described above in 1 and 2

4.	All ancillary businesses related to each of the above numbers

(Location of the head office)

Article 3	The Company’s head office shall be in Shinjuku Ward, Tokyo.

(Method of public notification)

Article 4	The Company’s method of public notification shall be publication in the official gazette.

ARTICLE 2 CORPORATE SHARES

(Total number of shares to be issued)

Article 5	The total number of shares to be issued by the Company shall be 800.

(Non-issuance of stock certificates)

Article 6	The Company shall not issue stock certificates.

(Class of shares)

Article 7	All shares of the Company shall be common shares.

(Restriction on the transfer of shares)

Article 8	The transfer of shares of the Company must be approved by the Board of Directors.

(Subscription rights)

Article 9	The shareholders of the Company shall have subscription rights.

(Transfer of shares)

Article 10	1. Any person requesting a transfer of shares must complete the prescribed items on the forms prescribed by the Company and submit them to the Company.

2. When any person who has acquired shares in the Company by a method other than transfer applies for the transfer of shares, that person must submit the appropriate documents attesting to the transaction in question at the request of the Company.

(Registration of the right of pledge and the indication of assets in trust)

Article 11	For any request for the registration of the right of pledge or the indication of assets in trust in relation to the shares of the Company, the interested parties must place their signatures and seals on the request document using the form prescribed by the Company and submit it. This is true for the registration and the de-registration of a designation as well.

(Commissions)

Article 12	The commission prescribed by the Company must be paid in the case of a request as established in Article 2 above.

(Date of record)

Article 13	1. The Company shall consider the shareholders that are listed or registered in the final record of shareholders for each accounting term to be shareholders who may exercise their rights at the Ordinary General Meeting of Shareholders for that accounting term.

2. In addition to the preceding paragraph, when it is necessary to establish a person who may exercise his rights as a shareholder or pledgee, it shall be possible to establish the date of record to provisionally establish a person who may exercise his rights as a shareholder or pledgee by means of a public notification two weeks in advance according to a resolution of the Board of Directors.

(Notification of the names, addresses, and seals, etc., of the shareholders)
Article 14	1. The shareholders, registered pledgees, and trustees of a trust or their legal representatives or representative officers must register their names, addresses, and seals (or signatures for foreigners who are accustomed to using signatures) with the Company by means of the forms prescribed by the Company. This is also true when there has been a change in the items registered.

2. Shareholders, registered pledgees, and trustees of a trust or their legal representatives or representative officers living abroad must register their official addresses in Japan or the addresses and names of their agents in Japan by means of the forms prescribed by the Company. This is also true when there has been a change in the items registered.

(Rights of odd-lot shareholders)

Article 15	The odd-lot shareholders of the Company shall not have the following rights.

1. The right to receive dividends of earnings and interim dividends.

2. The right to request the conversion of shares.

3. Subscription rights for new shares, share warrants, and corporate debentures with preemptive rights.

ARTICLE 3 GENERAL SHAREHOLDERS’ MEETINGS

(The time of convocation)

Article 16	1. The Company’s Ordinary General Meeting of Shareholders shall be convened within three months of the day following the last day of each fiscal year, and Special General Meetings of Shareholders shall be convened as necessary.

2. The Ordinary General Meeting of Shareholders shall be held at a location agreed to in writing by the Company’s head office and all shareholders.

(Convocators and Chairmen)

Article 17	1. Unless otherwise prescribed by law, the Corporate Officers shall convene General Meetings of Shareholders based on a resolution of the Board of Directors. If some event should befall all of the Corporate Officers, then other Directors shall convene the Meetings according to the order prescribed in advance by the Board of Directors.

2. The Chairmen of the General Meeting of Shareholders shall be the Corporate Officers. If some event should befall all of the Corporate Officers, then other Directors shall convene the Meetings according to the order prescribed in advance by the Board of Directors.

(Notification of the General Shareholders’ Meeting)

Article 18	The notification of the convocation of the General Shareholders’ Meeting shall be transmitted at least 14 days in advance of the day on which the General Shareholders’ Meeting is held. The measures to be deliberated shall be described in this notification, and it shall be delivered by hand to each shareholder or sent by mail (by means of registered postage pre-paid mail for shareholders located in Japan and by means of registered postage pre-paid airmail for shareholders located abroad) or sent by telegram to be paid by the addresser. It shall be possible to shorten the period of 14 days described above with the acquisition of the written consent of all shareholders.

(Voting rights, voting by proxy, and requirements for a resolution)

Article 19	1. Each shareholder shall be granted one vote for each share.

2. A shareholder or his legal representative shall be able to exercise his voting rights via an agent. This agent must submit to the Company a written document that proves his representative capacity in advance of each General Shareholders’ Meeting.

3. Unless otherwise prescribed by law, the resolutions of the General Shareholders’ Meeting shall be carried out in the presence of shareholders with a majority of the voting rights of the general shareholders by means of a majority of the voting rights of the shareholders present.

(Meeting minutes)

Article 20	The gist of the proceedings for items of business at the General Shareholders’ Meeting and the results shall be described or recorded in the meeting minutes in both Japanese and English, and the Chairmen and the Directors present shall sign and seal them or provide electronic signatures, and they shall then be stored at the head office of the Company.

ARTICLE 4 DIRECTORS, THE BOARD OF DIRECTORS, AND AUDITORS

(The number of directors and auditors)

Article 21	The Company shall appoint at least three Directors and at least one Auditor.

(The appointment of Directors and Auditors)

Article 22	1. The Directors and Auditors shall be appointed at a General Shareholders’ Meeting. The resolution to appoint the Directors and Auditors shall be carried out in the presence of shareholders with a majority of the voting rights of the general shareholders by means of a majority of the voting rights of the shareholders present.

2. The resolution to appoint the Directors shall not be according to cumulative voting.

(The term of office of Directors and Auditors)

Article 23	1. The term of office of a Director shall conclude at the time of the close of the Ordinary General Meeting of Shareholders related to the final accounting term within two years of his accession to office, and the term of office of an Auditor shall conclude at the time of the close of the Ordinary General Meeting of Shareholders related to the final accounting term within four years of his accession to office.

2. The term of office of a Director who was appointed to fill a vacancy or to increase the number of Directors shall be the same as the term of office remaining for the other current Directors.

3. The term of office of an Auditor who was appointed to fill a vacancy shall be the same as the term of office remaining for the former Auditor.

(Corporate Officers)

Article 24	The Board of Directors shall appoint at least one Corporate Officer from among its constituent members by means of a resolution. The Corporate Officers shall have the power and authority to represent each of the Companies.

(Rights and duties of Corporate Officers)

Article 25	1. The Corporate Officers shall have the right and duty to preside over the businesses of the Company.

2. If some event should befall all of the Corporate Officers, then other Directors shall preside over the Company according to the order prescribed in advance by the Board of Directors.

(The location of the Board of Directors’ Meeting)

Article 26	The Board of Directors’ Meeting shall be held at the Company’s head office or at a location agreed to in writing by all of the Directors.

(Convocators and the Chairman)

Article 27	1. The Corporate Officers shall convene the Board of Directors’ Meeting. If some event should befall all of the Corporate Officers, then other Directors shall convene it according to the order prescribed in advance by the Board of Directors.

2. The Corporate Officers shall be the chairmen of the Board of Directors’ Meeting. If some event should befall all of the Corporate Officers, then other Directors shall take their places according to the order prescribed in advance by the Board of Directors.

(Notification of the Board of Directors’ Meeting)

Article 28	The notification of the convocation of the Board of Directors’ Meeting shall be transmitted at least seven days in advance of the day on which the General Shareholders’ Meeting is held.

However, it shall be possible to shorten the period of notification described above or to hold it without the convocation procedure with the consent of all of the Directors.

(Requirements for a resolution)

Article 29	The resolutions of the Board of Directors shall be carried out in the presence of a majority of the Directors by means of the support of a majority of the Directors present.

(Meeting minutes)

Article 30	The gist of the proceedings for items of business at the Board of Directors’ Meeting and the results shall be described or recorded in the meeting minutes in both Japanese and English, and the Directors present shall sign and seal them or provide electronic signatures, and they shall then be stored at the head office of the Company.

(The compensation of Directors and Auditors)

Article 31	The total amount of the compensation for Directors and Auditors shall be established at the General Shareholders’ Meeting.

ARTICLE 5 ACCOUNTING

(Fiscal year)

Article 32	The fiscal year for the Company shall be from January 1 to December 31 of each year.

(Dividends to shareholders)

Article 33	1. Shareholder dividends shall be paid to the shareholders or the registered pledgees described or recorded in the record of shareholders at the time of each accounting term.

2. The Company shall be able to pay interim dividends to the shareholders or the registered pledgees described or recorded in the record of shareholders as of June 30 of each year by means of a resolution of the Board of Directors.

3. Shareholder dividends and interim dividends shall belong to the Company if they are not accepted within the passing of three full years from the date upon which the Company provided the payment.

4. Interest shall not accrue on unpaid dividends.

ARTICLE 6 SUPPLEMENTARY PROVISIONS

(Interim measures regarding the fiscal year)

Article 34	Regardless of the stipulations of Article 32, the seventh fiscal year of the Company shall be from July 1, 2005 to June 30, 2006, and the eighth fiscal year shall be from July 1 2006 to December 31, 2006.

Article 35	The stipulations of Article 6 shall take effect on April 24, 2006. Furthermore, this supplementary provision shall be deleted after the effective date has passed.